Exhibit 99.5
HITTITE MICROWAVE CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except per share data)	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$275,543	$118,600
Marketable securities	225,989	353,947
Accounts receivable, net of allowance for doubtful accounts of $334	37,766	36,186
Inventories	73,956	76,020
Income taxes receivable	7,759	5,991
Deferred taxes	9,705	13,399
Prepaid expenses and other current assets	2,973	2,997
Total current assets	633,691	607,140
Property and equipment, net	40,596	39,433
Deferred taxes	245	1,725
Other assets	19,974	8,190
Total assets	$694,506	$656,488

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,274	$4,971
Accrued commissions	1,119	1,567
Accrued payroll and benefits	4,592	4,059
Accrued other expenses	6,577	4,760
Income taxes payable	234	193
Customer advances	6,043	3,919
Deferred revenue	3,616	2,816
Total current liabilities	29,455	22,285
Long-term income taxes payable	7,556	5,839
Deferred taxes	—	232
Other liabilities	83	103
Total liabilities	37,094	28,459
Commitments and contingencies (Note 4)
Stockholders’ equity:
Preferred stock, $.01 par value: 5,000 shares authorized; no shares issued or outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock, $.01 par value: 200,000 shares authorized; 31,388 and 31,390 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	314	314
Additional paid-in capital	212,338	204,803
Accumulated other comprehensive loss	(746)	(823)
Retained earnings	445,506	423,735
Total stockholders’ equity	657,412	628,029
Total liabilities and stockholders’ equity	$694,506	$656,488

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITTITE MICROWAVE CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2014	2013	2014	2013
Revenue	$76,704	$68,607	$147,312	$136,303
Cost of revenue	24,451	18,933	47,465	36,730
Gross profit	52,253	49,674	99,847	99,573
Operating expenses:
Research and development	12,627	12,729	24,522	25,947
Sales and marketing	7,348	5,983	14,292	11,773
General and administrative	7,316	3,422	11,048	7,193
Total operating expenses	27,291	22,134	49,862	44,913

Income from operations	24,962	27,540	49,985	54,660
Interest income	86	68	167	134
Other income (expense), net	(30)	64	(63)	94
Income before income taxes	25,018	27,672	50,089	54,888
Provision for income taxes	9,290	9,622	17,915	19,240
Net income	$15,728	$18,050	$32,174	$35,648
Earnings per share:
Basic	$0.50	$0.59	$1.03	$1.17
Diluted	$0.50	$0.58	$1.02	$1.15
Weighted average shares outstanding:
Basic	31,371	30,608	31,367	30,574
Diluted	31,421	31,026	31,408	31,038
Dividends per share	$0.15	$—	$0.30	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITTITE MICROWAVE CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2014	2013	2014	2013

Net income	$15,728	$18,050	$32,174	$35,648
Foreign currency translation adjustments	122	(509)	90	(1,065)
Unrealized loss on marketable securities, net of tax	(15)	(3)	(13)	(1)
Comprehensive income	$15,835	$17,538	$32,251	$34,582

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITTITE MICROWAVE CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2014	2013
Cash flows from operating activities:
Net income	$32,174	$35,648
Adjustments to reconcile net income to net cash provided by operating activities, net of the effects of acquisition:
Depreciation	5,113	4,106
Amortization	1,299	1,326
Deferred taxes	4,646	(182)
Provision for excess and obsolete inventory	2,351	1,130
Stock-based compensation	7,198	6,832
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(1,562)	(4,859)
Inventories	493	(11,684)
Prepaid expenses and other assets	(3,022)	120
Deferred revenue and customer advances	2,924	95
Accounts payable	2,302	1,487
Accrued expenses	1,654	2,134
Income taxes receivable and payable	288	(464)
Net cash provided by operating activities	55,858	35,689

Cash flows from investing activities:
Purchases of property and equipment	(6,003)	(4,816)
Cash paid for acquisition	(11,000)	—
Purchases of marketable securities	(225,944)	(219,879)
Proceeds from sales and maturities of marketable securities	353,989	170,000
Net cash provided by (used in) investing activities	111,042	(54,695)

Cash flows from financing activities:
Proceeds from exercise of stock options	204	256
Payment of withholding taxes in connection with vesting of restricted stock	(989)	(3,093)
Excess income tax benefit related to stock-based compensation plans	132	1,359
Payment of dividends	(9,413)	—
Net cash used in financing activities	(10,066)	(1,478)
Effect of exchange rate changes on cash and cash equivalents	109	(476)
Net increase (decrease) in cash and cash equivalents	156,943	(20,960)
Cash and cash equivalents, beginning of period	118,600	269,157
Cash and cash equivalents, end of period	$275,543	$248,197

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITTITE MICROWAVE CORPORATION
 Notes to Condensed Consolidated Financial Statements
(Unaudited)
1. General

The interim condensed consolidated financial statements presented herein have been prepared by Hittite Microwave Corporation (the Company), are unaudited and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments and accruals, necessary for a fair presentation of the Company’s financial position at June 30, 2014, results of operations for the three- and six-month periods ended June 30, 2014 and 2013, comprehensive income for the three- and six-month periods ended June 30, 2014 and 2013, and cash flows for the six-month periods ended June 30, 2014 and 2013, in accordance with accounting principles generally accepted in the United States (GAAP). Interim results are not necessarily indicative of results for a full year. The condensed consolidated balance sheet presented as of December 31, 2013 has been derived from the audited consolidated financial statements as of that date but does not include all disclosures required by GAAP.

The condensed consolidated financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not contain all of the information that is included in the annual financial statements and notes of the Company.  The condensed consolidated financial statements and notes presented herein should be read in conjunction with the financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Company operates in one reportable segment: the design, development and production of integrated circuits, modules, subsystems and instrumentation.

2.     Fair Value of Financial Instruments

The Company measures at fair value certain financial assets and financial liabilities. Fair value is the price that would be received for an asset, or the exit price that would be paid to transfer a liability, in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. There are three levels of inputs used to measure fair value, arranged in a hierarchy that maximizes the use of observable inputs:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the asset or liability. The following table sets forth the Company’s financial assets that were measured at fair value within the fair value hierarchy:

	June 30, 2014				December 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents	$196,759	$—	$—	$196,759	$87,694	$—	$—	$87,694
Marketable securities	225,989			225,989	350,952	2,995		353,947
Total	$422,748	$—	$—	$422,748	$438,646	$2,995	$—	$441,641

Cash equivalents include money market funds as well as highly rated government securities with maturities of three months or less at the time of acquisition. The Company’s portfolio of marketable securities consists of treasury bills, treasury notes and certificates of deposit, which are classified as available-for-sale. Treasury bills and treasury notes consist of debt securities issued by the U.S. Government. Gross unrealized gains and losses are immaterial for the periods presented. The effective maturity dates of these investments are less than one year.

4. Inventories

Net inventories consist of the following:

(in thousands)	June 30, 2014	December 31, 2013

Raw materials	$45,846	$50,593
Work in process	15,527	12,139
Finished goods	12,583	13,288
	$73,956	$76,020

The Company is transitioning away from one of its foundries from which it sources a substantial portion of its GaAs wafers. The Company is working with the foundry to manage this transition with the goal of maintaining adequate supplies of the affected products over their natural life cycles, which are typically five to ten years. The Company has continued to make purchases of raw materials inventory from this foundry in order to support the products which have the longest life cycles. At June 30, 2014 and December 31, 2013, raw material inventory includes approximately $32.3 million and $38.0 million respectively, of advance purchases of wafers from this foundry.

4. Commitments and Contingencies

Indemnification

In connection with the sale of products in the ordinary course of business, the Company often makes representations affirming, among other things, that its products do not infringe on the intellectual property rights of others, and agrees to indemnify customers against third-party claims for such infringement. Further, the Company’s by-laws require it to indemnify its officers and directors against any action that may arise out of their services in that capacity, and the Company has also entered into indemnification agreements with respect to all of its directors. The Company has not been subject to any material liabilities under such provisions and therefore believes that its exposure for these indemnification obligations is minimal. Accordingly, the Company has no liabilities recorded for these indemnity agreements as of June 30, 2014 and December 31, 2013.

Product Warranties

The Company provides product warranties in conjunction with certain product sales. Generally, product sales are accompanied by a one-year warranty period. These warranties cover factors such as nonconformance to specifications and defects in material and workmanship. Estimated standard warranty costs are recorded in the period in which the related product sales occur. The Company’s warranty accrual and related expense were immaterial to the Company’s financial position and results of operations for the periods presented herein.

Intellectual Property Claims

In recent years there has been significant litigation involving intellectual property rights in many technology-based industries, including the Company’s. Because patent applications often are not disclosed until a patent is issued, it is not always possible for the Company to know whether patent applications are pending that might be infringed by its products, and there could be issued patents that are pertinent to the Company’s business of which it is not aware. The

Company’s products may also be claimed to infringe intellectual property rights of others as a result of activities by its foundries or other suppliers with respect to which it has no control or knowledge.

The Company has from time to time been the subject of litigation alleging that sales by the Company of its products infringe patents held by such third parties. In addition, the Company has from time to time received letters asserting that it infringes patents held by third parties that have not resulted in litigation. The Company has incurred significant costs in investigating and defending intellectual property claims, and there can be no assurance that pending or future litigation or claims relating to infringement of third-party intellectual property rights can be resolved in a manner favorable to the Company. Claims relating to the alleged infringement by the Company of third-party proprietary rights, whether meritorious or not, could be time-consuming to defend and could harm the Company’s working relationships with its foundries and customers, damage its reputation, result in substantial and unanticipated costs associated with litigation, require the Company to enter into royalty or licensing agreements, which may not be available on acceptable terms or at all, or result in the payment by the Company of substantial damages. If any of the Company’s products were found to infringe the intellectual property rights of any third party and if a license were not available on reasonable terms, the Company could be required to redesign the infringing product so as not to infringe, which could be time consuming and costly, or if this is not feasible, could be required to withdraw the infringing product from the market.

5. Earnings per Share

The following table sets forth the computation of basic and diluted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2014	2013	2014	2013
Basic earnings per share:
Net income	$15,728	$18,050	$32,174	$35,648
Weighted average common shares outstanding	31,371	30,608	31,367	30,574
Basic earnings per share	$0.50	$0.59	$1.03	$1.17

Diluted earnings per share:
Net income	$15,728	$18,050	$32,174	$35,648
Weighted average common shares outstanding	31,371	30,608	31,367	30,574
Effect of dilutive equity awards	50	418	41	464
Adjusted weighted average shares - diluted	31,421	31,026	31,408	31,038
Diluted earnings per share	$0.50	$0.58	$1.02	$1.15

The dilutive effect of outstanding equity awards, in the form of stock options, restricted stock awards and restricted stock units, is reflected in diluted earnings per share by application of the treasury stock method, which includes consideration of unamortized compensation cost and excess tax benefits on stock-based compensation.  For all periods presented, an immaterial number of such securities were excluded from the calculation of diluted earnings per share, as their impact would have been anti-dilutive.

6. Acquisitions

On May 1, 2014, the Company acquired substantially all of the assets of Keragis Corporation, (Keragis), a provider of extremely high power, wideband amplifier modules designed for a number of uses including radar subsystems, rack-mounted instruments, phased arrays and tow decoys. The acquisition of Keragis expands the Company's power amplifier portfolio and capabilities. The purchase consideration consisted of $11.0 million in cash. The final purchase price is subject to a net working capital adjustment that has not yet been finalized.

The transaction has been accounted for as a business combination and is included in the Company's results of operations from May 1, 2014, the date of acquisition. Revenues contributed from the acquired business were not material to the Company for the period from acquisition to June 30, 2014.

As of June 30, 2014, the purchase price allocation is preliminary. The Company is currently in the process of finalizing the valuation of acquired inventory. The goodwill created by the transaction is deductible for tax purposes. A summary of the preliminary purchase price allocation for the acquisition of Keragis is as follows (in thousands):

Fair value of assets acquired and liabilities assumed:

Inventory	$777
Property, plant and equipment	293
Other assets	25
Intangible assets	6,330
Goodwill	3,814
Capital lease liability	(164)
Warranty liability	(75)
Total purchase price	$11,000

The acquired intangible assets consisted of the following:

	Fair Value (in thousands)	Weighted Average Useful Lives (in Years)
Existing technology	$1,540	7
Existing customer relationships	4,600	7
Contractual relationships	190	2
	$6,330

Transaction costs incurred by the Company consisted primarily of legal and accounting fees and were not material. These costs have been recorded as general and administrative expense for the three- and six-months ended June 30, 2014. The acquisition of Keragis' business did not have a material effect on the Company's results of operations. Pro forma results of operations have not been presented due to the immaterial nature of these amounts.

7. Stock-Based Compensation

On March 7, 2014, the Company granted to nine of its executive officers: (a) a total of 25,625 time-vested restricted stock unit awards, vesting in four equal annual installments; and (b) a total of 25,625 market-based restricted stock unit awards, vesting in three equal annual installments on the second, third and fourth anniversaries of the grant (the “target award”). The market conditions to which the target award is subject relate to the relative total shareholder return, or TSR, of the Company’s common stock over the two-, three- and four-year vesting periods, in comparison to the TSRs of a group of comparable companies. The number of shares constituting the target award may be increased by up to 100% in the event that the Company’s TSR is positive and exceeds the 50th percentile in the comparison group. The number of shares to be issued upon vesting is capped such that the aggregate market value of the shares delivered will not exceed three times the grant date fair value of the award as of the vesting date. The comparison group consists of the companies included in the Philadelphia Stock Exchange Semiconductor Sector (SOXX) index, a capitalization-weighted index composed of companies primarily involved in the design, distribution, manufacture and sale of semiconductors.

The market-based restricted stock unit awards have been classified as equity by the Company. The equity classification reflects the Company’s determination that it is not probable that the aggregate market value of the shares to be delivered upon vesting will be limited by the cap. The grant date fair market value of the market-based restricted stock unit awards will be recognized as stock-based compensation over the four-year service term whether or not the market condition is ultimately satisfied.

8. Income Taxes

In the second quarter of 2014, the Company recorded a $2.2 million non-cash charge to the income tax provision to establish a valuation allowance against all of the deferred tax assets of its Norway subsidiary. The Company has determined that it is not more likely than not that these assets would be realized. The charge reflects the Company’s intent to wind down the office and local operations in the second half of 2014.

9. Dividends

On February 6, 2014, the Company announced that its Board of Directors had declared a cash dividend of $0.15 per common share.  The dividend totaled $4.7 million and was paid on March 27, 2014 to shareholders of record as of March 4, 2014.

On April 24, 2014, the Company announced that its Board of Directors had declared a dividend of $0.15 per common share. The dividend totaled $4.7 million and was paid on June 27, 2014 to shareholders of record as of June 4, 2014.

10. Subsequent Event

On July 22, 2014, the Company was acquired by Analog Devices, Inc., a world leader in the design, manufacture, and marketing of a broad portfolio of high performance analog, mixed-signal, and digital signal processing integrated circuits, headquartered in Norwood, Massachusetts. The Company incurred $3.0 million of costs related to this transaction during the three- and six-month periods ended June 30, 2014. The costs are recorded within general and administrative expenses.